Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOLAZYME, INC.

The undersigned, Jonathan Wolfson, hereby certifies that:

ONE: He is the duly elected and acting Chief Executive Officer of Solazyme, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 31, 2003, was amended and restated on December 12, 2005, February 8, 2007 and July 31, 2008.

THREE: The amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation’s Board of Directors (the “Board of Directors”) and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is SOLAZYME, INC. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Ninety-Four Million Nine Hundred Twenty Thousand One Hundred Forty (94,920,140) shares, each with a par value of $0.001 per share, of which Sixty Million (60,000,000) shares shall be Common Stock and Thirty-Four Million Nine Hundred Twenty Thousand One Hundred Forty (34,920,140) shares shall be Preferred Stock.

B. Preferred Stock. Seven Million Eight Hundred Ten Thousand Four Hundred Two (7,810,402) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” Eight Million Nine Hundred Two Thousand Nine Hundred Forty-Six (8,902,946) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” Eleven Million Four Hundred Thirty-One Thousand One Hundred Thirty-One (11,431,131) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” and Six Million Seven Hundred Seventy-Five Thousand Six Hundred Sixty-One (6,775,661) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” with the following rights, preferences, powers, privileges and the following restrictions, qualifications and limitations. Unless otherwise indicated, “Sections” and “Subsections” in this Article IV(B) refer to sections and subsections within this Article IV(B).

1. Dividend Provisions. The holders of Preferred Stock shall be entitled to receive in each calendar year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate per annum of an amount equal to (i) eight percent (8%) of the Original Series A Issue Price (as defined in Section 2(a) below) per share of Series A Preferred Stock, (ii) eight percent (8%) of the Original Series B Issue Price (as defined in Section 2(a) below) per share of Series B Preferred Stock, (iii) eight percent (8%) of the Original Series C Issue Price (as defined in Section 2(a) below) per share of Series C Preferred Stock and (iv) eight percent (8%) of the Original Series D Issue Price (as defined in Section 2(a) below) per share of the Series D Preferred Stock, in each case appropriately adjusted in the event of any stock split, stock dividend, stock consolidation or combination (or “reverse” stock split), reclassification or recapitalization or the like (each, a “Recapitalization Event”) affecting the Preferred Stock, payable in preference and priority to any payment of any dividend on Common Stock (other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock (hereinafter referred to as a “Common Stock Dividend”). The right to such dividends on the Preferred Stock shall not be cumulative, provided that any and all declared but unpaid dividends with respect to all outstanding shares of Preferred Stock shall accrue and be paid upon a Liquidation Event as provided in Section 2 below. No dividends shall be paid on any Common Stock (other than a Common Stock Dividend) unless (a) all then accrued but unpaid dividends have been paid with respect to all outstanding shares of Preferred Stock, and (b) an equal dividend is contemporaneously or previously paid with respect to all outstanding shares of Preferred Stock on an as converted basis.

2. Preference on Liquidation.

(a) In the event of a Liquidation Event (as defined below), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made first, on a pari passu basis and prior and in preference to the holders of Common Stock of the Corporation, to the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, and the holders of Series D Preferred Stock, by reason of their ownership thereof, of (i) an amount equal to $0.39 per share of Series A Preferred Stock (subject to appropriate adjustment for any Recapitalization Event affecting the Series A Preferred Stock, the “Original Series A Issue Price”) plus an amount equal to all declared and unpaid dividends with respect thereto as provided in Section 1 above, (ii) an amount equal to $1.0096 per share of Series B Preferred Stock (subject to appropriate adjustment for any Recapitalization Event affecting the Series B Preferred Stock, the “Original Series B Issue Price”) plus an amount equal to all declared and unpaid dividends with respect thereto as provided in Section 1 above, (iii) an amount equal to $5.03758 per share of Series C Preferred Stock (subject to appropriate adjustment for any Recapitalization Event affecting the Series C Preferred Stock, the “Original Series C Issue Price”) plus an amount equal to all declared but unpaid dividends with respect thereto as provided in Section 1 above (the “Series C Liquidation Amount”) and (iv) an amount equal to $8.8552 per share of Series D Preferred Stock (subject to appropriate adjustment for any Recapitalization Event affecting the Series D Preferred Stock, the “Original Series D Issue Price”) plus an amount equal to all declared but unpaid dividends with respect thereto as provided in Section 1 above (the “Series D Liquidation Amount”). If, upon the occurrence of such an event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of Series D Preferred Stock of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed, on a pari passu basis, among the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of the Series D Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a).

(b) Upon a Liquidation Event, after payment has been made to the holders of Preferred Stock pursuant to Section 2(a) above, the holders of Common Stock shall be entitled to receive, pro rata, the remaining assets of the Corporation available for distribution to stockholders, based on the number of shares of Common Stock then held.

(c) For purposes of this Section 2, a “Liquidation Event” shall include (i) the consummation of a reorganization, consolidation or merger of the Corporation with or into any other entity or entities, (except a merger or consolidation in which the shares of capital stock of the Corporation immediately prior to such merger or consolidation continue to represent or are converted into or exchanged for shares of capital stock which represents at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity immediately following such merger or consolidation), (ii) the closing of the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation, (iii) the closing of any other transaction or series of related transactions, as a result of any of which the holders of voting securities of the Corporation immediately prior to the transaction or series of related transactions own less than a majority (by voting power) of the voting securities of the Corporation or the surviving or resulting entity immediately following the transaction or series of related transactions (each such transaction described in Subsections 2(c)(i), 2(c)(ii) and 2(c)(iii), a “Corporate Sale”), or (iv) a liquidation, dissolution or winding up of the Corporation. Any property to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale, lease transfer or other disposition of substantially all of the assets of the Corporation shall be valued as determined by the Board of Directors in the exercise of their reasonable business judgment.

3. Voting Rights.

(a) General. Except as otherwise required by law or as set forth herein, each holder of shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of stockholders, or if no record date is established, at the date such vote is taken or any consent of stockholders solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law or this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded down to the nearest whole number. Except as otherwise required by law or as set forth herein, the holders of Preferred Stock shall vote together with the holders of Common Stock and not as a separate class.

(b) Board of Directors. The Board of Directors shall consist of seven (7) members. The holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class and on an as converted to Common Stock basis) shall have the right to elect three (3) members to the Board of Directors of the Corporation. The remaining members of the Board of Directors shall be elected by the holders of a majority of the outstanding shares of Common Stock of the Corporation (voting exclusively as a separate class).

(c) Protective Provisions of the Preferred Stock. In addition to any other rights provided by law, at any time on or after the Original Issue Date and prior to June 25, 2010 when at least 50% of the shares of Preferred Stock outstanding as of the Original Issue Date (subject to appropriate adjustment for any Recapitalization Event affecting such shares) shall remain outstanding and at any time on or after June 25, 2010 when at least 50% of the shares of Preferred Stock outstanding as of June 25, 2010 (subject to appropriate adjustment for any Recapitalization Event affecting such shares) shall remain outstanding, this Corporation shall not (directly or indirectly, whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Preferred Stock (voting together as a single class and on an as converted to Common Stock basis):

(i) alter or change the rights, preferences or privileges of the Preferred Stock;

(ii) amend or change Article III(A) or otherwise increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(iii) authorize, create or issue any shares of any class of capital stock having any rights or preferences superior to, or being on a parity with, the Preferred Stock as to any dividend rights, redemption rights, voting rights or liquidation preferences, without the approval of the Board of Directors, including the affirmative vote or consent of at least two (2) Directors elected by the holders of the Preferred Stock;

(iv) issue more than Six Million Seven Hundred Seventy-Five Thousand Six Hundred Sixty-One (6,775,661) shares of Series D Preferred Stock (subject to appropriate adjustment for any Recapitalization Event affecting such shares) without the approval of the Board of Directors;

(v) declare or pay any dividend on the Common Stock, except to the extent payable solely in the form of a Common Stock Dividend (as defined in Section 1 above) or redeem or repurchase any of the Corporation’s equity securities other than pursuant to the stock restriction agreements with the Corporation’s two largest holders of Common Stock or pursuant to an Incentive Arrangement (as defined in Section 4(c) below), in each case that provides for the repurchase of stock at no more than cost;

(vi) increase or decrease the number of authorized directors of the Board of Directors; or

(vii) effect any Liquidation Event, without the approval of the Board of Directors, including the affirmative vote or consent of at least two (2) Directors elected by the holders of the Preferred Stock;

(viii) authorize, create or issue any instrument of indebtedness that evidences aggregate borrowing by the Corporation in excess of $2,000,000 (excluding indebtedness to trade creditors, vendors and suppliers, venture indebtedness not involving a pledge of intellectual property rights, or equipment lessors), without the approval of the Board of Directors, including the affirmative vote or consent of at least two (2) Directors elected by the holders of the Preferred Stock; or

(ix) amend or change the Certificate of Incorporation or Bylaws in a manner that adversely affects the holders of the Preferred Stock (including without limitation any amendment or change to Section 46 of the Bylaws).

(d) Protective Provisions of the Series C Preferred Stock. In addition to any other rights provided by law, at any time when at least Four Million Five Hundred Seventy Six Thousand One Hundred Thirty One (4,567,131) shares of Series C Preferred Stock (subject to appropriate adjustment for any Recapitalization Event affecting such shares) shall remain outstanding, this Corporation shall not (directly or indirectly, whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series C Preferred Stock, (voting exclusively as a separate class):

(i) alter or change the amount of the Series C Liquidation Amount (provided, that nothing in this clause (i) shall prevent the Company from altering or changing the relative priority of the Series C Liquidation Amount);

(ii) amend or change the percentage vote required to effect a voluntary conversion of the Series C Preferred Stock; or

(iii) amend or change the Certificate of Incorporation or Bylaws in a manner that adversely affects the holders of the Series C Preferred Stock but does not adversely affect all the holders of the Preferred Stock.

(e) Protective Provisions of the Series D Preferred Stock. In addition to any other rights provided by law, at any time on or after the Original Issue Date and prior to June 25, 2010 when at least 50% of the shares of Series D Preferred Stock outstanding as of the Original Issue Date (subject to appropriate adjustment for any Recapitalization Event affecting such shares) shall remain outstanding and at any time on or after June 25, 2010 when at least 50% of the shares of Series D Preferred Stock outstanding as of June 25, 2010 (subject to appropriate adjustment for any Recapitalization Event affecting such shares) shall remain outstanding, this Corporation shall not (directly or indirectly, whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series D Preferred Stock, (voting exclusively as a separate class):

(i) alter or change the amount of the Series D Liquidation Amount (provided, that nothing in this clause (i) shall prevent the Company from altering or changing the relative priority of the Series D Liquidation Amount);

(ii) amend or change the percentage vote required to effect a voluntary conversion of the Series D Preferred Stock; or

(iii) amend or change the Certificate of Incorporation or Bylaws in a manner that adversely affects the holders of the Series D Preferred Stock but does not adversely affect all the holders of the Preferred Stock.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series A Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Series A Conversion Rate” of the Series A Preferred Stock. The conversion price per share of the Series A Preferred Stock is currently $0.39 (the “Series A Conversion Price”). Such Series A Conversion Price and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) Each share of Series B Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Series B Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series B Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Conversion Rate” of the Series B Preferred Stock. The conversion price per share of the Series B Preferred Stock is currently $1.0096 (the “Series B Conversion Price”). Such Series B Conversion Price and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(iii) Each share of Series C Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Series C Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series C Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted is hereinafter referred to as the “Series C Conversion Rate” of the Series C Preferred Stock. The conversion price per share of the Series C Preferred Stock is currently $5.03758 (the “Series C Conversion Price”). Such Series C Conversion Price and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(iv) Each share of Series D Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Series D Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series D Preferred Stock may be converted is hereinafter referred to as the “Series D Conversion Rate” of the Series D Preferred Stock. The conversion price per share of the Series D Preferred Stock shall initially be $8.8552 (the “Series D Conversion Price”). Such Series D Conversion Price and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(v) In the event of a notice of redemption of shares of Preferred Stock pursuant to Section 5, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate or Series D Conversion Rate, as applicable, (i) at any time with the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single class and on an as converted to Common Stock basis) (subject, in the case of the Series C Preferred Stock and the Series D Preferred Stock, to the last sentence of this Section 4(b)) or (ii) immediately upon the closing of an underwritten public offering (a “Qualified IPO”), pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), in which both (x) the public offering price per share equals or exceeds one and three tenths (1.3) times the Series D Original Issue Price (subject to appropriate adjustments for any Recapitalization Event affecting the Series D Preferred Stock), and (y) the offering results in aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Corporation of at least $70,000,000. Notwithstanding the foregoing, no shares of Series C Preferred Stock shall be converted to Common Stock pursuant to clause (i) above prior to the Corporation obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series C Preferred Stock (voting exclusively as a separate class) and no shares of Series D Preferred Stock shall be converted to Common Stock pursuant to clause (i) above prior to the Corporation obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock (voting exclusively as a separate class).

(c) Adjustments to Conversion Price of Preferred Stock.

(i) Special Definitions. For purposes of this Section 4(c), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable (each, an “Excluded Securities”):

(1) upon conversion of shares of Preferred Stock or upon exercise or conversion of any Options, in each case outstanding as of the Original Issue Date, or upon exercise of any conversion or exchange rights set forth in the instruments defining any Convertible Securities outstanding as of the Original Issue Date, including without limitation in either case any exercise, conversion or exchange into other or intermediate Convertible Securities that are ultimately convertible into or exchangeable for shares of Common Stock;

(2) to officers, directors or employees of, or consultants, contractors or advisers to, the Corporation pursuant to a warrant, stock grant, option plan or purchase plan or other employee stock incentive program or agreement approved by the Board of Directors (each, an “Incentive Arrangement”);

(3) in connection with the acquisition by the Corporation of another business entity or majority ownership thereof in one or more related transactions, approved by the Board of Directors;

(4) in connection with any financial institution loan, capital lease, real property lease, credit lines, cash price reductions, equipment financing or similar commercial transaction not primarily intended to raise equity capital and approved by the Board of Directors; or

(5) in connection with any licensing, distribution, development, corporate or strategic partnering or similar commercial transaction not primarily intended to raise equity capital and approved by the Board of Directors; or

(6) as a Common Stock Dividend or otherwise as a dividend or distribution on Preferred Stock or Common Stock or in connection with any Recapitalization Event.

(D) “Original Issue Date” shall mean the first date on which the Corporation issues any shares of Series D Preferred Stock.

(ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, shall be made in respect of the issuance or deemed issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, but without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iv) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or the Series D

Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) except as provided in clause (2) below, no further adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if the terms of such Options or Convertible Securities are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Options or Convertible Securities (by the passage of time or otherwise) for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than automatic adjustments designed to protect against dilution), then the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, computed upon the original issue of such Option of Convertible Security (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security; and

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, to an amount which exceeds the lower of (a) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, on the original adjustment date or (b) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(B) Stock Dividends and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any Common Stock Dividend, or effect any Recapitalization Event that results in a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a Common Stock Dividend), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(1) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

(2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii) above) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then and in each such event, as applicable:

(A) the Series A Conversion Price shall be reduced concurrently with such issuance to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction: (X) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price; and (Y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

(B) The Series B Conversion Price shall be reduced concurrently with such issuance to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction: (X) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and (Y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

(C) The Series C Conversion Price shall be reduced concurrently with such issuance to a price (calculated to the nearest cent) determined by multiplying such Series C Conversion Price by a fraction: (X) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price; and (Y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

(D) With respect to the Series D Conversion Price:

(1) In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii) above) for a consideration per share less than the Series D Conversion price, but equal to or greater than the Original Series C Issue Price, then the Series D Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock.

(2) In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii) above) for a consideration per share less than the Original Series C Issue Price, the Series D Conversion Price shall be reduced concurrently with such issuance to a price (calculated to the nearest cent) determined by multiplying the Series D Conversion Price by a fraction: (X) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series D Conversion Price; and (Y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

(E) For the purposes of this Section 4(c)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, and conversion or exercise of other outstanding Convertible Securities and Options shall be deemed to be outstanding shares of Common Stock for purposes of the above fractions, and, immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(c)(iii) above, such Additional Shares of Common Stock shall be deemed to be outstanding shares of Common Stock for purposes of the above fractions.

(v) Determination of Consideration. For purposes of this Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A), (B) and (C) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock

deemed to have been issued pursuant to Section 4(c) above, relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(C) Stock Dividends and Stock Subdivisions. Any Additional Shares of Common Stock deemed to have been issued in connection with or resulting from a Recapitalization Event shall be deemed to have been issued for no consideration.

(vi) Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations, or Consolidations of Common. In the event, at any time after the Original Issue Date, the Corporation shall effect any Recapitalization Event in which the outstanding shares of Common Stock shall be subdivided, combined or consolidated, or involving a stock split, stock dividend, combination or the like, resulting in there being either a greater or lesser number of shares of Common Stock issued and outstanding after such event, then concurrently with the effectiveness of such event, each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price in effect immediately prior to such event shall be proportionately adjusted.

(B) Distributions Other Than Cash Dividends Out of Retained Earnings. In the event, at any time after the Original Issue Date, the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock (other than Common Stock and other than as otherwise adjusted in this Section 4(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of cash, securities or other consideration which they would have received had their Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of the Series D Preferred Stock, as applicable.

(C) Reclassifications. In the event, at any time after the Original Issue Date, the Corporation shall effect any capital reorganization (except as provided in Section 2(c) above) or any reclassification of the stock of the Corporation (other than as a result of a Recapitalization Event covered by Section 4(c)(vi)(A) above), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder’s shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, into Common Stock. The provisions of this Section 4(c)(vi)(C) shall similarly apply to successive reorganizations, reclassifications, consolidations or Corporate Sales.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable.

(e) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) above). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common

Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b) above such conversion shall be deemed to have been made immediately prior to the closing of the Qualified IPO referred to in Section 4(b) above), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(f) Fractional Shares. In lieu of any fractional shares to which the holders of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, of each holder at the time converting into Common Stock.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (whether in cash, property, stock or other securities), any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(i) Waiver. Any of the rights, preferences, powers or privileges of the holders of Preferred Stock, individually or collectively, set forth herein may be defeased or waived by the affirmative consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding; provided, however, that any waiver affecting only the holders of shares of Series C Preferred Stock, any protective provisions of the Series C Preferred Stock, or any separate voting requirement or voting threshold applicable to the Series C Preferred Stock may only be defeased or waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, voting exclusively as a separate class; and provided further, that any waiver affecting only the holders of shares of

Series D Preferred Stock, any protective provisions of the Series D Preferred Stock, or any separate voting requirement or voting threshold applicable to the Series D Preferred Stock may only be defeased or waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, voting exclusively as a separate class.

5. Redemption.

(a) Redemption. At any time after July 31, 2017, and upon a written request received from the holders of at least a majority of the then outstanding shares of Preferred Stock on an as converted basis, all Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price or Original Series D Issue Price, as applicable, plus all declared but unpaid dividends thereon (the “Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation of such notice. The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder on an as converted basis, that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding on an as converted basis immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock (calculated on an as converted basis) out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(b) Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4(a)(v)); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption

Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

C. Rights, Preferences, Privileges and Restrictions of Common Stock. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Dividend Provisions. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights or parity rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable, provided, however, that the Corporation will have the authority to repurchase shares of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, and in such cases Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Notwithstanding the foregoing, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

D. Miscellaneous.

1. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. This Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

2. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder or in a plan or similar arrangement adopted by the Board of Directors.

ARTICLE IV

Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, rescind or repeal any or all of the Bylaws.

ARTICLE V

The election of directors of the Corporation need not be by written ballot unless the Bylaws shall so provide. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California Corporations Code. During such time or times that the Corporation is subject to Section 2115(b) of the California Corporations Code, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

ARTICLE VI

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII

A. Limitation of Directors’ and Officers’ Liability. To the fullest extent permitted by the Delaware General Corporation Law and other applicable law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law or other applicable law as the same exists or may hereafter be amended. If the Delaware General Corporation Law or other applicable law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such law as so amended. Neither any amendment nor repeal of this Article, nor the adoption of any provisions of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

B. Repeal or Modification. Any repeal or modification of the foregoing provisions of Article VII(A) above by the stockholders of this Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

Subject to any additional vote required by the Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE IX

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date set forth below and certifies under penalty of perjury that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof and that the statements therein are true.

Executed at South San Francisco, California on May 19, 2010.

/s/ Jonathan S. Wolfson
Jonathan S. Wolfson, Chief Executive Officer